Exhibit 2.7

FIRST AMENDMENT
TO
TRADEMARK LICENSE AGREEMENT

This First Amendment to TRADEMARK LICENSE AGREEMENT (this “Amendment”), dated as of April 21, 2020, by and between (i) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Licensor” or “Honeywell”), and (ii) Resideo Technologies Inc., a corporation organized under the Laws of the State of Delaware (“Licensee”), amends that Trademark License Agreement, dated October 19, 2018, by and between (i) Honeywell and (ii) Licensee (as amended, the “Trademark License Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Trademark License Agreement.

WITNESSETH:

WHEREAS, pursuant to Section 18.13 of the Trademark License Agreement, the Trademark License Agreement may be waived, amended, supplemented or modified by a writing that is signed by an authorized representative of each Party; and

WHEREAS, the Parties desire to amend the Trademark License Agreement in the manner set forth herein.

NOW, THEREFORE, in accordance with Section 18.13 of the Trademark License Agreement, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1 Notwithstanding anything contained in the Trademark License Agreement to the contrary, (a) no Royalty payment shall be made by Licensee within sixty (60) days after the end of the calendar quarter ended March 31, 2020 (such Royalty payment, the “Deferred Payment”), and (b) subject to the terms and conditions set forth in the Trademark License Agreement, the Deferred Payment shall be paid by Licensee to Licensor no later than July 30, 2020. For the avoidance of doubt, (i) no interest or late fees shall accrue or be payable in respect of the Deferred Payment as a result of Licensee’s failure to make the Deferred Payment within sixty (60) days after the end of the calendar quarter ended March 31, 2020, (ii) no breach of or default under the Trademark License Agreement shall arise or result from the failure to make such Deferred Payment within sixty (60) days after the end of the calendar quarter ended March 31, 2020, (iii) the failure to make such Royalty payment within sixty (60) days after the end of the calendar quarter ended March 31, 2020 shall not be deemed a late payment for any purpose, including Section 9.1(c) of the Trademark License Agreement and (iv) this Amendment will not affect the timing of any Royalty payments other than the Deferred Payment, including the Royalties incurred between April 1, 2020 and the end of the calendar quarter ended June 30, 2020, which will be due as provided in the Trademark License Agreement, namely within sixty (60) days after June 30, 2020.

1.2 Notwithstanding anything contained in this Amendment to the contrary, neither the execution of this Amendment nor anything herein is intended to be, nor shall it be deemed to be, nor shall any Party assert it to be (or allow any Affiliate or Representative thereof to assert it to be) or use it for the purpose of (including in any litigation, arbitration, proceeding or other dispute related to the Trademark License Agreement, any other contract or agreement between any of the Parties or any Affiliates thereof (collectively, the “Other Agreements”) or otherwise): (A) an admission or concession of any default, breach or non-compliance under the Trademark License Agreement or any Other Agreement, (B) an admission or concession as to any matters relating to the Trademark License Agreement, any Other Agreement or any terms or provisions thereof, or (C) a waiver of any claims, rights, remedies, defenses, arguments, interpretations or obligations of the Parties hereto or any of their Affiliates under or related to the Trademark License Agreement or any Other Agreement; provided, that, any Party may use this Amendment to seek to enforce the terms of the Trademark License Agreement (as amended herein).

ARTICLE II

MISCELLANEOUS

2.1 References. Each reference in the Trademark License Agreement shall, unless the context otherwise requires, mean the Trademark License Agreement as amended by this Amendment.

2.2 No Other Amendments; Continuing Effect. The amendments set forth herein are limited precisely as written and will not be deemed to be an amendment to any other term or condition of the Trademark License Agreement or any of the documents referred to therein. Except as expressly amended hereby and subject to the terms set forth in Section 1.2 hereof, the terms and conditions of the Trademark License Agreement shall continue in full force and effect.

2.3 Dispute Resolution; Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Interpretation, Etc. The provisions of Article 10 (“Termination on Breach After Cure Period”), Article 11 (“Remedies and Limitations of Liability”), Section 18.5 (“Governing Law; Jurisdiction”), Section 18.6 (“Waiver of Jury Trial”), Section 18.7 (“Specific Performance”), and Section 18.14 (“Joint Preparation and Drafting”) of the Trademark License Agreement are hereby incorporated herein by reference and shall apply mutatis mutandis.

2.4 Successors. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

2.5 Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

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2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HONEYWELL INTERNATIONAL INC

By: /s/ Anne T. Madden
Name: Anne T. Madden
Title: Senior Vice President and General Counsel

RESIDEO TECHNOLOGIES INC.

By: /s/ Jeannine J. Lane
Name: Jeannine J. Lane
Title: EVP and General Counsel

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